Exhibit 99.1

Rambus Initiates $100 Million Accelerated Share Repurchase Program

NEWS PROVIDED BY

Rambus Inc.

August 5, 2026 7:30 ET

SAN JOSE, Calif., August 5, 2026—(BUSINESS WIRE) – Rambus Inc. (NASDAQ: RMBS), a premier chip and silicon IP provider making data faster and safer, today announced that it initiated an accelerated share repurchase program with Mizuho Markets Americas LLC, through its agent Mizuho Securities USA LLC (“Dealer”) to repurchase an aggregate of approximately $100 million of its common stock.

“This accelerated share repurchase reflects our confidence in the business and reinforces our commitment to disciplined capital allocation,” said Luc Seraphin, president and chief executive officer at Rambus. “Supported by the strength of our balance sheet and continued cash generation, we remain focused on increasing stockholder value while investing in the long-term growth of the company.”

Under the accelerated share repurchase program, Rambus will pre-pay $100 million to Dealer and receive an initial delivery of approximately 796,000 shares of its common stock. The final number of shares to be repurchased will be determined based on the volume-weighted average price of Rambus common stock during the term of the transaction, less a discount. The program is expected to be completed by the end of the third quarter of 2026.

The accelerated share repurchase program is part of the broader share repurchase program previously authorized by the Rambus Board of Directors.

About Rambus Inc.

Rambus delivers industry-leading chips and silicon IP for the data center and AI infrastructure. With over three decades of advanced semiconductor experience, our products and technologies address the critical bottlenecks between memory and processing to accelerate data-intensive workloads. By enabling greater bandwidth, efficiency and security across next generation computing platforms, we make data faster and safer. For more information, visit rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating, among other things, to the terms of Rambus’ accelerated share repurchase program, including timing. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. The forward-looking statements contained in this press release are subject to risks and uncertainties, including those more fully described in Rambus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The forward-looking statements in this press release are based on information available to Rambus as of the date hereof, and Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Nicole Noutsios

Rambus Investor Relations

(510) 315-1003

rambus@nmnadvisors.com

Source: Rambus Inc.

Related Links

https://www.rambus.com/